                                                                       EXHIBIT 2


                                  December 11, 1996



AXSYS Technologies, Inc. (formerly
Vernitron Corporation) and
Precision Aerotech
645 Madison Avenue
New York, New York  10022

Attention:  Elliot N. Konopko

    Re: Stock Purchase Agreement dated as of November 27, 1996 regarding L&S Aerotech, Inc.

Dear Mr. Konopko:

    Reference is hereby made to that certain Stock Purchase Agreement dated as of November 27, 1996 by and between Tru-Circle Corporation, Tru-Circle Manufacturing, Inc., Vernitron Corporation and Precision Aerotech, Inc. (the "Stock Purchase Agreement"). This letter is intended to evidence the agreement of the parties to the Stock Purchase Agreement to amend the "Closing" (as such term is defined in the Stock Purchase Agreement) to December 11, 1996 at the offices of Buyer's counsel at 2600 Grand Avenue, Kansas City, Missouri at 10:00 a.m. (local time).

    The parties also acknowledge that AXSYS Technologies, Inc., as successor to Vernitron Corporation, shall be substituted for Vernitron Corporation in the Stock Purchase Agreement, which substitution shall be reflected in the documents to be delivered by Sellers in connection with the Closing. The other terms and conditions of the Stock Purchase Agreement remain unchanged.

    Please indicate your agreement to the amendment of the Stock Purchase Agreement as described in this letter by executing a copy of this letter and returning the same to Kip Wiggins at Morrison & Hecker L.L.P. via telecopier number 816-474-4208.

    We look forward to closing this transaction next week.

                             Very truly yours,

                             TRU-CIRCLE CORPORATION



                             By:______________________________
                             Name:____________________________
                             Title:___________________________

AXSYS Technologies, Inc.
Precision Aerotech, Inc.
Attention:  Elliot N. Konopko
December 11, 1996
Page 2


                             TRU-CIRCLE MANUFACTURING, INC.



                             By:______________________________
                             Name:____________________________
                             Title:___________________________

cc: Kip A. Wiggins


    The undersigned agrees to the above-described amendment of the Stock Purchase Agreement dated as of November 27, 1996 on this _____ day of December, 1996.

                             AXSYS Technologies, Inc. (formerly
                             Vernitron Corporation)



                             By:______________________________
                             Name:____________________________
                             Title:___________________________


                             PRECISION AEROTECH, INC.



                             By:______________________________
                             Name:____________________________
                             Title:___________________________

                               STOCK PURCHASE AGREEMENT

                                          BY

                               TRU-CIRCLE CORPORATION,
                                      AS BUYER,

                            TRU-CIRCLE MANUFACTURING, INC.
                                      AS BUYER,

                                VERNITRON CORPORATION,
                                      AS SELLER,

                                         AND

                              PRECISION AEROTECH, INC.,
                                      AS SELLER

                                  TABLE OF CONTENTS

1. DEFINITIONS...............................................................1

2. SALE AND TRANSFER OF SHARES; CLOSING......................................9
   2.1   SHARES..............................................................9
   2.2   PURCHASE PRICE......................................................9
   2.3   CLOSING.............................................................9
   2.4   CLOSING OBLIGATIONS.................................................10
   2.5   ADJUSTMENT AMOUNT...................................................11
   2.6   ADJUSTMENT PROCEDURE................................................11
   2.7   APPORTIONMENTS......................................................13

3. REPRESENTATIONS AND WARRANTIES OF SELLERS................................13
   3.1   ORGANIZATION AND GOOD STANDING......................................13
   3.2   AUTHORITY; NO CONFLICT..............................................14
   3.3   CAPITALIZATION......................................................15
   3.4   FINANCIAL STATEMENTS................................................16
   3.5   BOOKS AND RECORDS...................................................16
   3.6   TITLE TO PROPERTIES; ENCUMBRANCES...................................17
   3.7   CONDITION AND SUFFICIENCY OF ASSETS.................................18
   3.8   ACCOUNTS RECEIVABLE.................................................18
   3.9   INVENTORY...........................................................18
   3.10  NO UNDISCLOSED LIABILITIES..........................................18
   3.11  TAXES...............................................................19
   3.12  NO MATERIAL ADVERSE CHANGE..........................................20
   3.13  EMPLOYEE BENEFITS...................................................20
   3.14  COMPLIANCE WITH LEGAL REQUIREMENTS;
         GOVERNMENTAL AUTHORIZATIONS.........................................27
   3.15  LEGAL PROCEEDINGS; ORDERS...........................................29
   3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS...............................30
   3.17  CONTRACTS; NO DEFAULTS..............................................31
   3.18  INSURANCE...........................................................34
   3.19  ENVIRONMENTAL MATTERS...............................................35
   3.20  EMPLOYEES...........................................................37
   3.21  LABOR RELATIONS; COMPLIANCE.........................................38
   3.22  INTELLECTUAL PROPERTY...............................................38
   3.23  CERTAIN PAYMENTS....................................................41
   3.24  DISCLOSURE..........................................................42
   3.25  RELATIONSHIPS WITH RELATED PERSONS..................................42
   3.26  BROKERS OR FINDERS..................................................42

4. REPRESENTATIONS AND WARRANTIES OF BUYERS..................................43
   4.1   ORGANIZATION AND GOOD STANDING......................................43
   4.2   AUTHORITY; NO CONFLICT..............................................43

   4.3   INVESTMENT INTENT...................................................44
   4.4   CERTAIN PROCEEDINGS.................................................44
   4.5   BROKERS OR FINDERS..................................................44
   4.6   TAXES...............................................................44
   4.7   BUYERS' KNOWLEDGE OF BUSINESS.......................................46

5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE................................46
   5.1   ACCESS AND INVESTIGATION............................................46
   5.2   OPERATION OF THE BUSINESSES OF THE COMPANY..........................46
   5.3   NEGATIVE COVENANT...................................................47
   5.4   REQUIRED APPROVALS..................................................47
   5.5   NOTIFICATION........................................................47
   5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS..........................48
   5.7   NO NEGOTIATION......................................................48
   5.8   BEST EFFORTS........................................................48
   5.9   EMPLOYEE BENEFITS...................................................48

6. COVENANTS OF BUYERS PRIOR TO CLOSING DATE.................................49
   6.1   APPROVALS OF GOVERNMENTAL BODIES....................................49
   6.2   BEST EFFORTS........................................................49
   6.3   NOTIFICATION........................................................49
   6.4   LEASE GUARANTEE AGREEMENTS..........................................50

7. CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE.......................50
   7.1   ACCURACY OF REPRESENTATIONS.........................................50
   7.2   SELLERS' PERFORMANCE................................................50
   7.3   CONSENTS............................................................51
   7.4   ADDITIONAL DOCUMENTS................................................51
   7.5   NO PROCEEDINGS......................................................51
   7.6   NO CLAIM REGARDING STOCK OWNERSHIP OR
         SALE PROCEEDS.......................................................51
   7.7   NO PROHIBITION......................................................52
   7.8   FINANCING...........................................................52
   7.9   RELEASE OF LIENS....................................................52

8. CONDITIONS PRECEDENT TO SELLERS'
    OBLIGATION TO CLOSE......................................................52
   8.1   ACCURACY OF REPRESENTATIONS.........................................52
   8.2   BUYERS' PERFORMANCE.................................................53
   8.3   CONSENTS............................................................53
   8.4   ADDITIONAL DOCUMENTS................................................53
   8.5   NO INJUNCTION.......................................................53
   8.6   NO PROCEEDINGS......................................................54

   8.7   NO PROHIBITION......................................................54
   8.8   BUYERS' FINANCING...................................................54

9. TERMINATION...............................................................55
   9.1   TERMINATION EVENTS..................................................55
   9.2   EFFECT OF TERMINATION...............................................55

10. INDEMNIFICATION; REMEDIES.................................................55
   10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT
         AFFECTED BY KNOWLEDGE...............................................55
   10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES
         BY SELLERS..........................................................55
   10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY
         SELLERS-- ENVIRONMENTAL MATTERS.....................................56
   10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES
         BY BUYERS...........................................................59
   10.5  TIME LIMITATIONS....................................................59
   10.6  LIMITATIONS ON AMOUNT--SELLERS......................................59
   10.7  LIMITATIONS ON AMOUNT--BUYERS.......................................60
   10.8  LIMITATIONS ON CLAIMS--BUYERS AND SELLERS...........................60
   10.9  PROCEDURE FOR INDEMNIFICATION--THIRD
         PARTY CLAIMS........................................................60
   10.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.........................61
   10.11 NOTWITHSTANDING PROVISION...........................................61

11. GENERAL PROVISIONS........................................................62
   11.1  EXPENSES............................................................62
   11.2  PUBLIC ANNOUNCEMENTS................................................63
   11.3  [OMITTED]...........................................................63
   11.4  NOTICES.............................................................63
   11.5  JURISDICTION; SERVICE OF PROCESS....................................64
   11.6  FURTHER ASSURANCES..................................................64
   11.7  WAIVER..............................................................64
   11.8  ENTIRE AGREEMENT AND MODIFICATION...................................65
   11.9  DISCLOSURE LETTER...................................................65
   11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY
         RIGHTS..............................................................65
   11.11 SEVERABILITY........................................................66
   11.12 SECTION HEADINGS, CONSTRUCTION......................................66
   11.13 GOVERNING LAW.......................................................66
   11.14 COUNTERPARTS........................................................66

                               STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement ("Agreement") is made as of November 27, 1996, by TRU-CIRCLE CORPORATION, a Kansas corporation ("TCC"), TRU-CIRCLE MANUFACTURING, INC., a Kansas corporation ("TCMI") (TCC and TCMI, collectively, "Buyers") and VERNITRON CORPORATION, a Delaware corporation ("Vernitron") and PRECISION AEROTECH, INC., a Delaware corporation ("Precision") (Vernitron and Precision, collectively the "Sellers").

                                       RECITALS

    Sellers desire to sell, and Buyers desire to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of L&S AEROTECH, INC. d/b/a L&S MACHINE CO., INC., a Kansas corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                      AGREEMENT

    The parties, intending to be legally bound, agree as follows:

    1.   DEFINITIONS

    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

    "ACQUIRED COMPANIES"--the Company and its Subsidiaries and their predecessors, collectively, except that, for purposes of matters relating to taxes, the term "Acquired Companies" shall mean the Company and its Subsidiaries and their predecessors to the extent that (i) they were merged or liquidated into the Company or its predecessors or (ii) they filed a consolidated tax return with the Company.

    "ACTUAL VALUE"--as defined in Section 2.6(a).

    "ADJUSTMENT AMOUNT"--as defined in Section 2.5.

    "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is bound.

    "APRIL BALANCE SHEET"--as defined in Section 3.4.

    "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

    "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

    "BUYERS"--as defined in the first paragraph of this Agreement.

    "CLOSING"--as defined in Section 2.3.

    "CLOSING DATE"--the date and time as of which the Closing actually takes place.

    "COMPANY"--as defined in the Recitals of this Agreement.

    "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

    "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including, but not limited to:

    (a) the sale of the Shares by Sellers to Buyers and the payment of the Purchase Price therefor by Buyers;

    (b)  the execution, delivery, and performance of the Sellers' Releases;

    (c) the performance by Buyers and Sellers of their respective covenants and obligations under this Agreement; and

    (d)  Buyers' acquisition and ownership of the Shares at the Closing.

    "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

    "DAMAGES"--as defined in Section 10.2.

    "DISCLOSURE LETTER"--the disclosure letter designated as such and delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement and initialled by the parties hereto.

    "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

    "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

    "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any actual cost (including reasonable fees of consultants and counsel), damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

    (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

    (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

    (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

    (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

    The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

    "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

    (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

    (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

    (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

    (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

    (e)  protecting resources, species, or ecological amenities;

    (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

    (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

    (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

    "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "FACILITIES"--any real property, leaseholds, or other real property interests currently or formerly owned or operated by any Acquired Company and any buildings, plants or structures currently or formerly owned or operated by any Acquired Company.

    "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the balance sheets and the other financial statements referred to in Section 3.4(a) were prepared.

    "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    "GOVERNMENTAL BODY"--any:

    (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

    (b)  federal, state, local, municipal, foreign, or other government;

    (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

    (d)  multi-national organization or body; or

    (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

    "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

    "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

    "HIGH VALUE"--as defined in Section 2.6(a).

    "INCOME TAX"--means any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.

    "INCOME TAX RETURN"--means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

    "INTELLECTUAL PROPERTY ASSETS"--as defined in Section 3.22.

    "INTERIM BALANCE SHEET"--as defined in Section 3.4.

    "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

    "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

    "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

    (a)  such individual is actually aware of such fact or other matter; or

    (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

    The Knowledge of Sellers means the Knowledge of the Sellers' and Company's directors and officers, which for Company are Richard W. Detweiler, Donald F. Chmelka, Arthur G. Craig, Elliot N. Konopko, Raymond F. Kunzman, Tom Kennedy and Larry Brown (determined after giving effect to parts 9(a) and (b) of the definition of Knowledge) holding such positions at the time this Agreement is executed.

    The Knowledge of Buyers means the Knowledge of Buyers' directors and officers (determined after giving effect only to part (a) of the definition of Knowledge) holding such positions at the time this Agreement is executed.

    "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

    "LOW VALUE"--as defined in Section 2.6(a).

    "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

    "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator naming the Company as a defendant or other party.

    "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

    (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

    (b) such action (other than leases of personal property) is not required by law (without giving effect to the Company's bylaws) to be authorized by the board of directors of such Person (or by any Person or group of Persons (other than the officers of Vernitron) exercising similar authority); and

    (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

    "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

    "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

    "PLAN"--as defined in Section 3.13.

    "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator, provided, however, an audit or investigation shall be included only if the Person shall have actual Knowledge thereof.

    "RELATED PERSON"--with respect to a particular individual:

    (a)  each other member of such individual's Family;

    (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

    (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

    (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

    With respect to a specified Person other than an individual:

    (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

    (b)  any Person that holds a Material Interest in such specified Person;

    (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

    (d)  any Person in which such specified Person holds a Material Interest;

    (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

    (f)  any Related Person of any individual described in clause (b) or (c).

    For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

    "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

    "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

    "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "SELLERS"--as defined in the first paragraph of this Agreement.

    "SELLERS' RELEASES"--as defined in Section 2.4.

    "SHARES"--as defined in the Recitals of this Agreement.

    "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

    "TAXES"--means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, capital stock, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use transfer, alternative minimum, estimated or other similar tax.

    "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

    "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

    "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

    2.   SALE AND TRANSFER OF SHARES; CLOSING

    2.1  SHARES

    Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyers, and Buyers will purchase the Shares from Sellers.

    2.2  PURCHASE PRICE

    The purchase price (the "Purchase Price") for the Shares will be the sum of
(x) Ten Million Five Hundred Thousand Dollars ($10,500,000.00) plus (y) the Adjustment Amount, provided, however, the Purchase Price may not exceed $12,500,000. At the Closing, Buyers will pay to Seller, as an estimate of the Purchase Price, $11,532,000 (the "Estimated Purchase Price"), which is the sum of (x) $10,500,000 plus (y) the amount by which (A) the consolidated stockholders' equity of the Company as of August 24, 1996, as shown on the August Balance Sheet (as defined in Section 3.4), exceeds (B) the consolidated stockholders' equity of the Company as of June 29, 1996 as shown on the June Balance Sheet (as defined in Section 3.4), plus (z) $390,000.

    2.3  CLOSING

    The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyers' counsel at 2600 Grand Avenue, Kansas City, Missouri, at 10:00 a.m. (local time) on the later of (i) December 3, 1996 or
(ii) the date that is two business days following the date of the satisfaction or waiver of all conditions of the parties to consummate the transaction contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

    2.4  CLOSING OBLIGATIONS

    At the Closing:

    (a) Sellers will deliver (collectively, the "Sellers' Closing Documents") to Buyers:

        (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyers;

        (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

        (iii) a certificate executed by Sellers representing and warranting to Buyers that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyers prior to the Closing Date in accordance with Section 5.5), except that any such representation or warranty that is specifically stated to be accurate only as of a specified date shall remain accurate as of such date;

        (iv)  Documentation establishing compliance with the requirements of
    Section 7.3 and Section 7.9; and

        (v)   the Additional Documents specified in Section 7.4.

    (b) Buyers will deliver (collectively, the "Buyers' Closing
Documents") to Sellers:

        (i) the Estimated Purchase Price in immediately available funds by wire transfer to accounts specified by Sellers;

        (ii) a certificate executed by Buyers to the effect that each of Buyers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

        (iii) the opinion specified in Section 8.4; and

        (iv)  The Additional Documents specified in Section 8.4.

    2.5 ADJUSTMENT AMOUNT

    The Adjustment Amount (which may be a positive or negative number) equals
(a) the consolidated stockholders' equity of the Company as of the Closing Date determined in accordance with GAAP, minus (b) $4,810,000.00.

    2.6 ADJUSTMENT PROCEDURE

    (a) Buyers at their expense will prepare financial statements
("Closing Financial Statements") of the Company as of the Closing Date and for the period from the date of the April Balance Sheet through the Closing Date (the balance sheet as of the Closing Date, the "Closing Date Balance Sheet"), including a computation of consolidated stockholders' equity as of the Closing Date and a schedule setting forth a computation of the Purchase Price. The Closing Financial Statements will be prepared as of the close of business on the Closing Date without regard to the Contemplated Transaction. They will be prepared in accordance with GAAP applied on a basis consistent with the preparation of the August Balance Sheet; provided, however, that assets, liabilities, gains, losses, revenues and expenses in interim periods or as of dates other than year end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Closing Date Financial Statements, through full application of the procedures used in preparing the most recent unaudited balance sheet of the Company included within the audited balance sheet as of April 30, 1995 described in Section 3.4(a) hereto and the Closing Date Balance Sheet shall not include any asset or liability (including income taxes, which are the responsibility of Sellers) of the Company otherwise required to be presented which Sellers retain or are responsible for under the terms of this Agreement after the Closing. Buyers will deliver the Closing Financial Statements to Seller within sixty days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, Sellers have not given Buyers notice of their objection to the Closing Financial Statements (such notice must contain a reasonably detailed statement of the basis of Sellers' objection) or at such earlier time as Sellers give to Buyers notice that they do not object to the Closing Financial Statements, then the consolidated stockholders' equity reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Sellers give such notice of objection, the Buyers and the Sellers will use reasonable efforts to resolve any such objections themselves. If the Buyers and the Sellers do not obtain a final resolution within 30 days, then the issues in dispute will be submitted within two (2) business days to the Kansas City, Missouri office of KPMG Peat Marwick, certified public accountants (the "Accountants"), for resolution. If the issues in dispute are submitted to the Accountants for resolution, (i) the Buyers will revise the Closing Financial Statements as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.6(a), (ii) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (iii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and
(iv) Buyers and

Sellers will share responsibility for the fees and expenses of the Accountants for such determination as follows:

        (A) if the Accountants resolve all of the remaining objections in favor of the Buyers (the consolidated stockholders' equity so determined is referred to herein as the "Low Value"), the Sellers will be responsible for all of the fees and expenses of the Accountants;

        (B) if the Accountants resolve all of the remaining objections in favor of the Sellers (the consolidated stockholders' equity so determined is referred to herein as the "High Value"), the Buyers will be responsible for all of the fees and expenses of the Accountants; and

        (C) if the Accountants resolve some of the remaining objections in favor of the Buyers and the rest of the remaining objections in favor of the Sellers (the consolidated stockholders' equity so determined is referred to herein as the "Actual Value"), the Sellers will be responsible for that fraction of the fees and expenses of the Accountants equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Buyers will be responsible for the remainder of the fees and expenses.

    (b) On the fifth business day following the final determination of the Adjustment Amount, if the Purchase Price (plus any amount owed to Buyers pursuant to Section 2.7) is greater than the Estimated Purchase Price, Buyers will pay the difference to Sellers, and if the Purchase Price (plus any amount owed to Buyers pursuant to Section 2.7) is less than such amount, Sellers will pay the difference to Buyers. All payments will be made in immediately available funds with interest thereon at the prime rate of Boatmen's Bank as in effect from time to time from the Closing Date and ending on the date of payment. Payments must be made by wire transfer to such bank account as Buyers or Sellers, as applicable, will specify.

    (c) For a period commencing on the Closing and ending at such time as the Purchase Price is finally determined, Buyers shall provide Sellers and its accountants and other representatives access to the books and records of the Company (all of which shall be in the possession of Company at Closing as represented and warranted in Section 3.5) for the purpose of obtaining information concerning the Adjustment Amount. In the event that the calculation of Purchase Price is submitted to the Accountants for their determination, Buyers and Seller shall use their best efforts to cause the Accountants to make a final determination of Purchase Price within 30 days of the date such matter is submitted to them for their final determination. The payment obligations under this Section 2.6 and Section 2.7 of Buyers or Sellers, as the case may be, shall be subject to any set-off for any claim for the breach of any representation and warranty or for indemnification under this Agreement.

    2.7  APPORTIONMENTS

    To the extent such items are not reflected on the Closing Date Balance Sheet, the following items shall be apportioned as of 11:59 P.M. on the day immediately preceding the Closing Date:

(a) rents and other charges and fees payable or receivable under the Applicable Contract relating to real property Applicable Contracts and permits; (b) real estate and personal property taxes, sewer rents and charges and other state, county and municipal taxes and charges affecting the real properties of the Company or any portion thereof, on the basis of the fiscal year for which the same are levied, imposed or assessed; and (c) charges for water, electricity, gas, oil, steam, telephone and all other utilities. Such apportionment shall be reviewed by Buyers and Sellers, or, if the final determination of Purchase Price shall be submitted to the Accountants, then the Accountants, and any amount owing in respect of such apportionment, plus $200,000 (representing Buyers' and Sellers' stipulated agreement as to the value of tax assets not reflected on the Closing Balance Sheet) shall be paid at the same time as and together with, or offset against, as the case may be, the payment in respect of the Purchase Price pursuant to Section 2.6 hereof.

    3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

    Sellers represent and warrant to Buyers as follows:

    3.1  ORGANIZATION AND GOOD STANDING

    (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of Kansas, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except to the extent that lack of such qualification would not have a material adverse effect on the financial condition, results of operations, business, properties, assets or liabilities (a "Material Adverse Effect"). There currently is not a Subsidiary of the Company, however, all previous Subsidiaries are listed in Part 3.1 of the Disclosure Letter.

    (b) Sellers have delivered to Buyers copies of the Organizational Documents of the Company, as currently in effect.



    3.2  AUTHORITY; NO CONFLICT

    (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally. Upon the execution and delivery by Sellers of the Sellers' Closing Documents, the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents. The execution, delivery and performance by Sellers of this Agreement and Sellers' Closing Documents and the consummation by Sellers of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Sellers.

    (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company which is now in effect;

         (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, is subject;

         (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise directly relates to the business of, or any of the assets owned or used by, the Company;

         (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

         (v) except as listed in Part 3.2(b)(v) of the Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract listed or required to be listed on Part 3.17(a) of the Disclosure Letter; or

         (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company;

except (A) in the case of clauses (iv), (v) and (vi), as set forth in Part 3.2(b)(iv), (v) and (vi) of the Disclosure Letter, (B) for any required Consent, filing or notice under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), as to which Sellers make no representation or warranty, and (C) in the case of clauses (ii)-(vi), such other contraventions, conflicts, violations, rights, subjections to liability, breaches, impositions and creations as do not have a Material Adverse Effect.

    Except as set forth in Part 3.2 of the Disclosure Letter, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for any Consent from, notice to or filing with a Governmental Authority in respect of the HSR Act which may be required, as to which Sellers' make no representation or warranty, and such other failures to give any such notices or obtain any such Consents which do not have a Material Adverse Effect.

    3.3  CAPITALIZATION

    The authorized equity securities of the Company consist of one million shares of common stock, par value $0.25 per share, of which 466,940 shares are issued and outstanding and constitute the Shares. Precision is and will be on the Closing Date the record and a beneficial owner and holder of the Shares, free and clear of all Encumbrances, except for restrictions on transfer as may be imposed by the Securities Act and except as created by this Agreement. Vernitron is the only other beneficial owner of the Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company, except as set forth thereon with respect to the Securities Act and except as created by this Agreement. The outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.




    3.4  FINANCIAL STATEMENTS

    Sellers have delivered to Buyers: (a) the unaudited consolidated balance sheet of the Company as included in the audited consolidated balance sheets of Precision as at April 30 in each of the years 1994 and 1995, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of McGladrey & Pullen, independent certified public accountants, which is attached hereto as Exhibit 3.4(a), (b) the unaudited consolidated balance sheet of the Company as at April 24, 1996 (the "April Balance Sheet"), and the related unaudited consolidated statement of income for the fiscal year then ended, attached as Exhibit 3.4(b) hereto; (c) the unaudited consolidated balance sheet of the Company as at June 29, 1996 (the "June Balance Sheet"), which is a part of and attached as Exhibit 3.4(c) hereto; (d) the unaudited consolidated balance sheet of the Company as at August 24, 1996 (the "August Balance Sheet"), which is a part of and attached as Exhibit 3.4(c) hereto; (e) the unaudited consolidated balance sheet of the Company as at September 28, 1996 (the "September Balance Sheet"), which is a part of and attached as Exhibit 3.4(c) hereto and (f) the unaudited consolidated balance sheet of the Company as at October 26, 1996 (the "October Balance Sheet"), attached as Exhibit 3.4(c) hereto. Such financial statements (and the notes, to the extent they apply to the balance sheets as of April 30, 1994 and 1995) fairly present the financial condition and, to the extent applicable, the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the April Balance Sheet and in the case of the June Balance Sheet, certain adjustments made in connection with Vernitron's application (after the preparation of the June Balance Sheet) of purchase accounting to record its acquisition on April 25, 1996 of Precision) and that income Taxes are not reflected, which are the responsibility of Sellers; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company. The parties agree that the cost of the AOC's (as defined in Section 10.3) shall not be reflected on the Closing Date Balance Sheet.

    3.5  BOOKS AND RECORDS

    The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyers, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no material meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

    3.6  TITLE TO PROPERTIES; ENCUMBRANCES

    Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyers copies of the deeds and other instruments evidencing the Company's interest in such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in respect of owned real properties obtained by Vernitron in connection with its financing of the acquisition of Precision in April 1996 relating to such owned interests. The Company owns (with good and marketable title in the case of owned real property and good and valid title to leased real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or that are reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the June Balance Sheet, (except for personal property sold since the date of the June Balance Sheet, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the June Balance Sheet (except for personal property acquired and sold since the date of the June Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory, short-term investments, accounts receivable and prepaid expenses) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets to be reflected in the Closing Date Balance Sheet will be at the Closing free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) such Encumbrances as are set forth in the title policies delivered by Sellers to Buyers as contemplated by the second sentence of this Section 3.6, (b) liens for Taxes, assessments, water and sewer charges, license fees, and all other fees, special assessments and charges assessed or imposed by a public body upon or thereof, provided such fees, assessments, Taxes or other charges are not yet due and payable, (c) a leasehold interest Encumbrance created by the Company, as landlord, in favor of the tenant relating to the property at 925 West Harry, Wichita, Kansas, (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (e) in the case of real and personal property leased or licensed by the Company as tenant, lessee or licensee, Encumbrances created by the leasehold agreement or license between the landlord or owner of such property and the Company.

    3.7  CONDITION AND SUFFICIENCY OF ASSETS

    Except as set forth in Part 3.7 of the Disclosure Letter, to Sellers' actual Knowledge, the buildings, plants, structures, and material equipment of the Company are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Part 3.7 of the Disclosure Letter, the building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

    3.8  ACCOUNTS RECEIVABLE

    All accounts receivable of the Company that will be reflected on the balance sheet of the Closing Date Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Other than with Cessna, as supplier, and in respect of progress payments reflected on the Closing Date Balance Sheet as a reduction of accounts receivable or inventory, there is no contest, claim, or right of set-off (other than as may be created by Legal Requirements or Applicable Contracts), other than returns in the Ordinary Course of Business, under any Applicable Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable in excess of reserves shown on the Closing Date Balance Sheet.

    3.9  INVENTORY

    All inventory of the Company reflected in the Closing Date Balance Sheet, subject to the inventory reserve listed on the Closing Date Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

    3.10 NO UNDISCLOSED LIABILITIES

    Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities or obligations reflected or reserved against in the June Balance Sheet or the Closing Date Balance Sheet and (ii) liabilities and obligations under any Applicable Contract, incurred in the Ordinary Course of Business, whether or not required to be disclosed in the Disclosure Letter because of any applicable dollar or other threshold set forth in this Agreement.

    3.11 TAXES

    (a) The Acquired Companies have filed or caused to be filed (on a timely basis) all Income Tax Returns and all material non-Income Tax Returns that are or were required to be filed by or with respect to any of them, for taxable periods beginning in or after 1989, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyers copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed for taxable periods beginning in or after 1989. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received in writing by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves determined in accordance with GAAP have been provided in the June Balance Sheet and the September Balance Sheet.

    (b) Except as set forth in Part 3.11 of the Disclosure Letter, the United States federal and state income Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1992. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company (to the extent such adjustments relate to any such Acquired Company or for which any such Acquired Company may be liable) for all taxable periods ending in or after 1992, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

    (c) The charges, accruals, and reserves with respect to Taxes (other than income Taxes) on the books of the Company have been determined in accordance with GAAP and are at least equal to that Acquired Company's liability for such Taxes. There exists no proposed tax assessment against the Company except as disclosed in the August Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

    (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete; provided, however, that in the case of Tax Returns filed on a consolidated basis, only to the extent relating to the Acquired Companies. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. Except as set forth in Part 3.11 of the Disclosure Letter, at all times since January 1, 1991, none of the Acquired Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return other than a group the common parent of which was Precision or Vernitron.

    3.12 NO MATERIAL ADVERSE CHANGE

    Since the date of the June Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Company.

    3.13 EMPLOYEE BENEFITS

    (a) As used in this Section 3.13, the following terms have the meanings set forth below.

    "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed or adopted by the Company or an ERISA Affiliate of the Company.

    "COMPANY PLAN" means all Plans in which any current or former employee of the Company participates or participated of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

    "COMPANY VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company, in which any current or former employee of the Company participates or participated.

    "ERISA AFFILIATE" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC
Section 414.

    "MULTI-EMPLOYER PLAN" has the meaning given in ERISA Section 3(37)(A).

    "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary and bonus, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans, in which any current or former employee of the Company participates or participated. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

    "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

    "PENSION PLAN" has the meaning given in ERISA Section 3(2)(A).

    "PLAN" has the meaning given in ERISA Section 3(3).

    "PLAN SPONSOR" has the meaning given in ERISA Section 3(16)(B).

    "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

    "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

    "VEBA" means a voluntary employees' beneficiary association under IRC
Section 501(c)(9).

    "WELFARE PLAN" has the meaning given in ERISA Section 3(1).

    (b)  The Disclosure Letter contains the following with respect to this
Section 3.13:

         (i) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or
    (D) Multi-Employer Plans.

         (ii) Part 3.13(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

         (iii) Part 3.13(iii) of the Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

         (iv) Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

         (v) Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA and is not accounted for in the Company's financial statements.

         (vi) Part 3.13(vi) of the Disclosure Letter sets forth any exceptions to the representations made in subsection (d) of this Section 3.13.

    (c) Sellers have delivered or made available to Buyers, or will deliver or make available to Buyers on the date of this Agreement:

         (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and
    (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

         (ii)    all personnel, payroll, and employment manuals and policies;

         (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

         (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

         (v)     all registration statements filed with respect to any Company
    Plan;

         (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

         (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

         (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

         (ix)    all notifications to employees of their rights under ERISA
    Section 601 et seq. and IRC Section 4980B;

         (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

         (xi) all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS and the PBGC, and/or the form of any notices given to any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this
    Section 3.13;

         (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the four years preceding the date of this Agreement;

         (xiii) with respect to Qualified Plans and VEBAs, the most recent IRC
    Section 401(a) determination letter for each Plan of the Company that is a Qualified Plan; and

         (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

    (d)  Except as set forth in Part 3.13(vi) of the Disclosure Letter:

         (i) The Company has performed all of its respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

         (ii) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyers.

         (iii) The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                 (A) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

                 (B) Neither of the Sellers nor the Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                 (C) Neither of the Sellers nor the Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

                 (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                 (E) All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC Section 162 or Section 404, except for any deferred compensation arrangements accrued on the Closing Date Balance Sheet, which will be deductible when paid. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

         (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except as set forth in Part 3.13(vi) of the Disclosure Letter without the vesting or acceleration of any benefits promised by such Plan.

         (v) Since April 30, 1995, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

         (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

         (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers' Knowledge, is Threatened.

         (viii) Except as set forth in Part 3.13 of the Disclosure Letter, no Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC Section 401(a).

         (ix) Each Qualified Plan of the Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Company Plan or trust.

         (x) The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

         (xi)    No Company Plan is subject to Title IV of ERISA.

         (xii) The Company has paid all amounts due to the PBGC pursuant to ERISA Section 4007.

         (xiii) Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

         (xiv) Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

         (xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

         (xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

         (xvii) The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

         (xviii) Except as set forth in Part 3.13(vi) of the Disclosure Letter, since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that, would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

         (xix) No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

         (xx) Neither of the Sellers nor the Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, the Company, or Buyers to the PBGC under Title IV of ERISA.

         (xxi) Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

         (xxii) Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either the Company or Buyers to a Multi-Employer Plan.

         (xxiii) Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

         (xxiv) No Multi-Employer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

         (xxv) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

         (xxvi) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

         (xxvii) Sellers and the Company have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B with respect to current and former employees of the Company.

         (xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

         (xxix) With respect to each Company Plan, Qualified Plan, Title IV Plan, Multi-Employer Plan, Company Other Benefit Obligation and Welfare Plan, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit which results in an increased contribution under any Company Plan, Qualified Plan, Title IV Plan, Multi-Employer Plan, Company Other Benefit Obligation or Welfare Plan. With respect to a Qualified Plan maintained by the Company, the consummation of the Contemplated Transactions will result in the payment, vesting or acceleration of certain benefits, as set forth in Part 3.13 of the Disclosure Letter.

    3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

    (a)  Except as set forth in Part 3.14 of the Disclosure Letter:

         (i) the Company is, and at all times since November 30, 1994 and, to Sellers' Knowledge, since April 30, 1991 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

         (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

         (iii) the Company has not received, at any time since November 30, 1994 and, to Sellers' Knowledge, since April 30, 1991, any notice or other communication (whether written or, to Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

    (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise directly relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

         (i) the Company is, and at all times since November 30, 1994 and to Sellers' Knowledge, since April 30, 1991 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

         (ii) no event has occurred or circumstance exists that would reasonably be expected (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or
    (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

         (iii) the Company has not received, at any time since November 30, 1994 and to Sellers' Knowledge, since April 30, 1991, any notice or other communication (whether written or to Sellers' Knowledge oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

         (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part
    3.14 of the Disclosure Letter currently in effect have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

    The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

    3.15 LEGAL PROCEEDINGS; ORDERS

    (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding by or against the Company:

         (i) that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

         (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

    Exept as set forth in Part 3.15 of the Disclosure Letter, to the Knowledge of Sellers, (1) no such Proceeding has been Threatened since January 1, 1995, and (2) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a valid basis for the commencement of any such Proceeding. Sellers have delivered to Buyers copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part
3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company except as set forth in Part 3.15 of the Disclosure Letter.

    (b)  Except as set forth in Part 3.15 of the Disclosure Letter:

         (i) there is no Order to which the Company is a defendant or other party (including any Order with respect to any of the assets owned or used by the Company);

         (ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

         (iii) to the Knowledge of Sellers and the Company, no officer, director, agent, or key employee of the Company is subject to any Order that prohibits such officer, director, agent, or key employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

    (c)  Except as set forth in Part 3.15 of the Disclosure Letter:

         (i) the Company is, and at all times since November 30, 1994 and, to Sellers' Knowledge, since April 30, 1991 has been, in full compliance with all of the terms and requirements of each Order to which it is a defendant or other party (including any order with respect to any of the assets owned or used by it);

         (ii) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

         (iii) the Company has not received, at any time since November 30, 1994 and, to Sellers' Knowledge, since April 30, 1991, any notice or other communication (whether written or, to the Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company is a defendant or other party (including any Order with respect to any of the assets owned or used by the Company).

    3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

    Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the June Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

    (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; provided, however, that notwithstanding any provision hereof to the contrary, no representation herein is made as to, and nothing herein shall prevent, the repayment by the Company of inter-company loans and advances prior to the Closing;

    (b)  amendment to the Organizational Documents of the Company;

    (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;


    (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

    (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

    (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

    (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets, except for (i) disposition of leased equipment pursuant to the lease agreements under which such equipment was leased, and (ii) the mortgage, pledge and imposition of Encumbrances pursuant to the Credit Documents, which Encumbrances shall be released at the Closing;

    (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

    (i)  material change in the accounting methods used by the Company; or

    (j) agreement, whether written or, to the Sellers' Knowledge, oral, by the Company to do any of the foregoing.

    3.17 CONTRACTS; NO DEFAULTS

    (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have made available to Buyers true and complete copies, of:

         (i) each Applicable Contract that involves the remaining performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

         (ii) each Applicable Contract that involves the remaining performance of services or delivery of goods or materials to the Company of an amount or value in excess of $50,000;

         (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves the remaining expenditure or receipt by the Company in excess of $10,000;

         (iv) each lease, rental or occupancy agreement, license and installment and conditional sale agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

         (v) except for the provisions contained in an Applicable Contract providing for the sale of goods or provisions of services by the Company, each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or, since January 1, 1995, former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

         (vi) each collective bargaining agreement and other Applicable Contract with any labor union or other employee representative of a group of employees;

         (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

         (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

         (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

         (x) each power of attorney that is currently effective and outstanding;

         (xi) each Applicable Contract for capital expenditures in excess of $25,000;

         (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

         (xiii) other than for sales and purchase orders, each amendment, supplement, and modification (whether written or to Sellers' Knowledge, oral) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth the parties to the Applicable Contracts, the amount of the remaining commitment of the Company under the Applicable Contracts, and the customer purchase order related to such Applicable Contracts.

    (b)  Except as set forth in Part 3.17(b) of the Disclosure Letter:

         (i) neither Seller (and no Related Person of either Seller other than the Company or employees of the Company) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Applicable Contract that relates to the business of, or any of the assets owned or used by, the Company; and

         (ii) to Sellers' Knowledge, no officer, director, agent or key employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent or key employee to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

    (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, assuming due authorization, execution and delivery by the other parties thereto, and subject to equitable and other similar exceptions.

    (d)  Except as set forth in Part 3.17(d) of the Disclosure Letter:

         (i) the Company is in full compliance with all applicable terms and requirements of each Applicable Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

         (ii) to Sellers' Knowledge, each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had since April 30, 1995 any rights is, and at all times since April 30, 1995 has been, in full compliance with all applicable terms and requirements of such Contract;

         (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give the other Person or, to Sellers' Knowledge, the Company, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

         (iv) the Company has not given to or received from any other Person, at any time since April 30, 1995, any notice or other communication (whether written or to the Sellers' Knowledge, oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

    (e) Except as set forth in Part 3.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

    (f) The Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

    3.18 INSURANCE

    (a) The assets owned by the Company are insured against loss, damage or injury in amounts listed in Part 3.18(a) of the Disclosure Letter which shows all insurance policies held by or for the benefit of the Company, together with the policy limits and the type of coverage. All such insurance policies shall be maintained in full force and effect until 12:01 a.m. on the day immediately following the Closing Date.

    (b)  Part 3.18(b) of the Disclosure Letter describes:

         (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

         (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

         (iii) all obligations of the Company to third parties with respect to insurance (except for customary obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

    (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:

         (i)     a summary of the loss experience under each policy;

         (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                 (A)    the name of the claimant;

                 (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                 (C)    the amount and a brief description of the claim; and

         (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

    (d)  Except as set forth on Part 3.18(d) of the Disclosure Letter:

         (i) Neither Seller (with respect to the Company) nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         (ii) The Company has given notice to the insurer of all claims that may be insured thereby.

    3.19 ENVIRONMENTAL MATTERS

    Notwithstanding any other provision of this Agreement, this Section 3.19 contains the exclusive representations and warranties of Sellers with respect to environmental matters.

    Except as set forth in Part 3.19 of the disclosure letter:

    (a) The Company is, and at all times since January 1, 1991, has been, in full compliance with, and has not been since January 1, 1991 and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them or to Sellers' Knowledge any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
(i) any Governmental Body or private citizen entitled to act in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or to Sellers' Knowledge any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

    (b) There are no pending or, to the Knowledge of Sellers, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest other than restrictions imposed by Environmental Law.

    (c) Neither of the Sellers nor the Company has any basis to expect, nor has any of them or to Sellers' Knowledge any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or to Sellers' Knowledge with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

    (d) No Seller or Acquired Company, or to Sellers' Knowledge any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or, to Sellers' actual Knowledge, at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

    (e) There are no Hazardous Materials present on or in the Environment at the Facilities or to Sellers' actual Knowledge at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, to Sellers' actual Knowledge any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

    (f) There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or to Sellers' actual Knowledge at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or to the actual Knowledge of Sellers and the Acquired Companies any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

    (g) Sellers have delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws. Except as required by any Environmental Law, such reports shall not be disclosed to any Governmental Body or any other third party and shall be treated as confidential by Buyers.

    3.20 EMPLOYEES


    (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since April 30, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

    (b) To Sellers' Knowledge, no director or key employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company, except as disclosed to Buyers.

    (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits from the Company in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

    3.21 LABOR RELATIONS; COMPLIANCE

    Since April 30, 1995, the Company has not been and is not a party to any collective bargaining or other labor Contract. Since April 30, 1995, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or similar employee grievance process, (b) except as set forth in Part 3.21 of the Disclosure Letter, any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

    3.22 INTELLECTUAL PROPERTY

    (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" means:

         (i) the names L&S AEROTECH, INC., L&S MACHINE CO., INC., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications owned by the Company (collectively, "Marks");

         (ii) all patents, patent applications, and inventions and discoveries owned by the Company that are patentable (collectively, "Patents");

         (iii) all copyrights in both published works and unpublished works owned by the Company (collectively, "Copyrights");

         (iv) all rights in mask works owned by the Company (collectively, "Rights in Mask Works"); and

         (v) all know-how, trade secrets, or other confidential information (including customer lists, software, technical information, data, process technology, plans, drawings, and blue prints) (collectively, "Trade Secrets") owned, used, or licensed by the Company as licensee or licensor.

    (b) AGREEMENTS--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

    (c)  KNOW-HOW NECESSARY FOR THE BUSINESS

         (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is a licensee of Intellectual Property Assets owned by other Persons and used by the Company and is the owner of all right, title, and interest in and to each of the owned Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use, without payment to a third party, except under licenses, royalty and similar agreements all of the Intellectual Property Assets.

         (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, since January 1, 1995 all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or confidential information relating to the business of the Company. To Sellers' Knowledge, no key employee of Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

    (d)  PATENTS

         (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents (other than inventions and discoveries that are patentable). The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances and other adverse claims.

         (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date, except for such fees and taxes reflected in the Closing Date Balance Sheet.

         (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

         (iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

         (v) Where appropriate, all products made, used, or sold under the Patents have been marked with the proper patent notice.

    (e)  TRADEMARKS

         (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

         (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date, except for such fees and taxes reflected in the Closing Date Balance Sheet.

         (iii) No Mark has been since January 1, 1991 or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

         (iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

         (v) No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         (vi) Where appropriate, all products and materials containing a Mark bear the proper federal registration notice where permitted by law.

    (f)  COPYRIGHTS

         (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

         (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

         (iii) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (iv) Where appropriate, all works encompassed by the Copyrights have been marked with the proper copyright notice.

    (g)  TRADE SECRETS

         (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is kept in accordance with sound business practices.

         (ii) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

         (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Sellers' Knowledge, the Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or, since January 1, 1991, has been challenged or threatened in any way.

    3.23 CERTAIN PAYMENTS

    Since April 30, 1995, neither the Company nor a director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has in violation of Legal Requirements directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured for the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

    3.24 DISCLOSURE

    (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

    (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

    3.25 RELATIONSHIPS WITH RELATED PERSONS

    No Seller or any Related Person of Sellers or of the Company has, or since May 1, 1994 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. No Seller or any Related Person (which is not an individual) of Sellers (other than the Company) or of the Company and, to Sellers' Knowledge, no officer, director or key employee of Sellers or Company is, or since May 1, 1994 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with the Company, except for such business dealings arising out of Precision's direct and Vernitron's indirect ownership of the Shares, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for certain production employees of the Company who occasionally may work part-time as a production employee for other companies who may be involved in Competing Businesses and except as set forth in Part 3.25 of the Disclosure Letter. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company. It shall be understood that for the purpose of the previous sentence, Related Persons shall not include individuals who will continue as employees of the Company after Closing.

    3.26 BROKERS OR FINDERS

    Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

    4.   REPRESENTATIONS AND WARRANTIES OF BUYERS

    Buyers represent and warrant to Sellers as follows:

    4.1  ORGANIZATION AND GOOD STANDING

    Buyers are corporations duly organized, validly existing, and in good standing under the laws of the State of Kansas, with full corporate power and authority to conduct their businesses as now being conducted, to own or use the properties and assets that they purport to own or use, and to execute and to deliver this Agreement and Buyers' Closing Documents and to perform all their obligations under this Agreement and Buyers' Closing Documents.

    4.2  AUTHORITY; NO CONFLICT

    (a) This Agreement and all Buyers' Closing Documents constitute the legal, valid, and binding obligation of Buyers, enforceable against Buyers in accordance with their terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally. The execution, delivery and performance by Buyers of this Agreement and Buyers' Closing Documents and the consummation by Buyers of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Buyers. Buyers have the full corporate power and authority to execute and deliver this Agreement and Buyers' Closing Documents and to perform their obligations under this Agreement and Buyers' Closing Documents.

    (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement or Buyers' Closing Documents by Buyers nor the consummation or performance of any of the Contemplated Transactions by Buyers will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with, or result in a violation of any provision of Buyers' Organizational Documents or any resolution adopted by the board of directors or the stockholders of Buyers;

         (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyers, or any of the assets owned or used by the Buyers, are subject;

         (iii) any Legal Requirement or Order to which Buyers may be subject including the HSR Act; or

         (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Buyers are a party or by which Buyers are bound; or

         (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyers;

         (vi) contravene, conflict with, or result in a violation of the financing documents entered into by Buyers and Company in connection with this transaction.

Except as set forth in Schedule 4.2, Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. Without limiting the generality of the foregoing, no filing or notice is required under the HSR Act.

    (c) Schedule 4.2(c) sets forth the capitalization of Buyers immediately after the Closing on a consolidated basis in accordance with GAAP.

    4.3  INVESTMENT INTENT

    Buyers are acquiring the Shares for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

    4.4 CERTAIN PROCEEDINGS

    There is no pending Proceeding that has been commenced against Buyers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyers' Knowledge, no such Proceeding has been Threatened.

    4.5  BROKERS OR FINDERS

    Buyers and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyers as a result of the action of Buyer or their officers or agents.

    4.6  TAXES

    (a) RETURNS. Sellers shall have the exclusive obligation and authority to file or cause to be filed all Income Tax Returns that are required to be filed by or with respect to the income (including any deferred income triggered into income by IRC Reg. Sec. 1.1502-13 and Reg. Sec. 1.1502-14 and any excess loss accounts taken into income under Reg. Sec. 1.1502-19), assets, or operations of the Acquired Companies for all taxable years or other taxable periods ending on or prior to the Closing Date ("Pre-Closing Periods") and pay any Taxes attributable thereto. The Company will furnish Tax Information to Sellers for inclusion in Sellers' federal consolidated Income Tax Returns for the period which includes the Closing Date in accordance with Company's past customs and practice. Sellers will allow the Buyers an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent they relate to the Company. Except as required by law or consistent with past practice, Sellers will take no position on such returns that relate to the Company that would adversely affect the Company after the Closing Date. Except as provided in the preceding sentence, Buyers shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by or with respect to the income, assets, or operations of the Acquired Companies for any taxable year or other taxable period ending after the Closing Date. Buyers shall cause the Company after the Closing to cooperate with Sellers in connection with Sellers' obligations under this Section 4.6.

    (b) CONTESTS. Sellers will allow Buyers and their counsel to participate therein, however, Sellers and their duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment for Taxes of or relating to any Acquired Company reflected on any Tax Return filed with respect to any taxable year or other taxable period or portion thereof ending on or before the Closing Date. Sellers will not settle any such audit or examination in a manner which would adversely affect the Company after the Closing Date if Sellers shall have received from its outside counsel or counsel recommended by Buyers and acceptable to Sellers in their sole discretion an unqualified opinion that if the matter proceeded to litigation the matter would be expected to be resolved on a basis that is materially advantageous to Sellers compared to the proposed settlement. Sellers shall be entitled to any Tax refund relating to any Acquired Company to the extent such Tax refund relates to any taxable year or other taxable period or portion thereof ending on or prior to the Closing Date. The Company shall be entitled to all other Tax refunds relating to an Acquired Company.

    (c) OVERLAP PERIOD TAXES. Taxes of an Acquired Company that relate to any taxable year or other taxable period of the Company beginning before the Closing Date and ending after the Closing Date (the "Overlap Period") shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period ending after the Closing Date on the basis of (i) an interim closing of the books as to Taxes based upon measure with reference to income, sales, receipts, or the like, or (ii) a per diem allocation reflecting the number of days in the applicable Tax period (A) through and including the Closing Date and (B) after the Closing Date in all other cases. Buyers shall be responsible for Taxes allocable to the portion of the Overlap Period that ends after the Closing Date. If the amount of Taxes previously paid by the Sellers or the Company on or prior to the Closing Date with respect to the portion of the Overlap Period that ends on the Closing Date exceeds the actual amount of Taxes due with respect to such period, then Buyers shall promptly pay any excess to Sellers.

    (d) TAX SHARING AGREEMENTS. Any Tax sharing agreement between the Company and either of the Sellers is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

    4.7  BUYERS' KNOWLEDGE OF BUSINESS

    Buyers hereby agree that, to the extent any representation or warranty of Sellers made herein, in any Sellers' Closing Document, or in Sellers' Disclosure Letter is, to the Knowledge of Buyers at the time the representation or warranty was made, untrue or incorrect, (i) Buyers will have no rights under this Agreement or Sellers' Disclosure Letter or otherwise by reason of such untruth or inaccuracy and (ii) any such representation or warranty by Sellers shall be deemed to be amended to the extent necessary to render it consistent with the Knowledge of Buyers, provided, however, Buyers shall not be required to prove that it did not have such Knowledge at the relevant time when making any claims against Sellers pursuant to this Agreement and Sellers shall have the entire burden of establishing any such Knowledge.

    5.   COVENANTS OF SELLERS

PRIOR TO CLOSING DATE

    5.1  ACCESS AND INVESTIGATION

    Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyers and their Representatives and prospective lenders and their Representatives (collectively, "Buyers' Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, as Buyers may reasonably request, (b) furnish Buyers and Buyers' Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyers may reasonably request, and (c) furnish Buyers and Buyers' Advisors with such additional financial, operating, and other data and information as Buyers may reasonably request.

    5.2  OPERATION OF THE BUSINESSES OF THE COMPANY

    Except as otherwise permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

    (a) conduct the business of the Company only in the Ordinary Course of Business;

    (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

    (c) confer with Buyers concerning operational matters of a material nature; and

    (d) otherwise report periodically to Buyers concerning the status of the business, operations, and finances of the Company.

    5.3  NEGATIVE COVENANT

    Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyers, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16(a), (c), (d) or (i) is likely to occur.

    5.4  REQUIRED APPROVALS

    As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.
Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyers with respect to all filings that Buyers elect to make (unless any elective filing is adverse to Sellers) or are required by Legal

Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyers in obtaining all consents identified in Schedule 4.2, provided this Section 5.4 will not require Sellers or the Company to dispose of or make any change in any portion of its business or to incur any other burden.

    5.5  NOTIFICATION

    Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyers in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyers a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyers of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

    5.6  PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

    Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by either Seller or any Related Person of either Seller (other than the Company or any individuals who are employees of the Company) to be paid in full prior to Closing.

    5.7  NO NEGOTIATION

    Until such time as this Agreement is terminated pursuant to Section 9 (subject to Section 10.11), Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

    5.8  BEST EFFORTS

    Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 (other than Section 7.8) and 8 to be satisfied, provided, however, that as a result of this Section 5.8, Sellers and the Company shall not be required to dispose of or make any change in any portion of their business or to incur any burden.

AFTER THE CLOSING DATE

    5.9  EMPLOYEE BENEFITS

    With respect to the 401(k) Plan listed in Part 3.3(i) of the Disclosure Letter, which is maintained by Precision and in which the Company is a participating employer, Precision agrees to cause all the Plan assets and liabilities attributable to active employees of the Company on the Closing Date, both vested and nonvested, to be transferred to the Trustee of Buyers' 401(k) plan as soon as reasonably practicable after Buyers furnish Precision with (i) a copy of the favorable I.R.C. Section 401(a) notification letter for the Buyers' regional prototype standardized 401(k) plan and (ii) an unqualified opinion of Morrison & Hecker, L.L.P., counsel to Buyers, that active employees of the Company have the same rights and benefits with respect to the transferred assets under the Buyers' regional prototype standardized 401(k) plan as each such employee had under the 401(k) plan. Buyers agree to hold Sellers harmless from any liability (including reasonable attorney's fees) they may incur as a result of and in connection with such transfer of 401(k) Plan assets and liabilities.

    6.   COVENANTS OF BUYERS PRIOR TO CLOSING DATE

    6.1  APPROVALS OF GOVERNMENTAL BODIES

    As promptly as practicable after the date of this Agreement, Buyers will, and will cause each of its stockholders and their respective Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyers will, and will cause each of its stockholders and their Related Persons to, cooperate with Sellers with respect to all filings that Sellers elect to make (unless any elective filing is adverse to Buyers) are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 and 4.2 of the Disclosure Letter; provided that this
Section 6.1 will not require Buyers to dispose of or make any change in any portion of its business or to incur any other burden.

    6.2  BEST EFFORTS

    Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyers will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied, provided, however, that as a result of this Section 6.2, Buyers shall not be required to dispose of or make any change in any portion of its business or to incur any burden.

    6.3  NOTIFICATION

    Between the date of this Agreement and the Closing Date, Buyers will promptly notify Sellers in writing if such Buyers become aware of any fact or condition that causes or constitutes a Breach of any of Buyers' representations and warranties as of the date of this Agreement, or if Buyers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Buyers' representations or warranties if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, Buyers will promptly deliver to Sellers a supplement to Buyers' representations or warranties specifying such change. During the same period, Buyers will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyers in this
Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.


    6.4  LEASE GUARANTEE AGREEMENTS

    Precision is a party to guarantee agreements (the "Guarantee Agreements") with respect to certain leases of equipment by the Company. The Guarantee Agreements are listed on Part 6.4 of the Disclosure Letter. Commencing on the date hereof and continuing after the Closing, if permitted by the other party to the Guarantee Agreements, Buyers shall enter into guarantee agreements, substantially in the form of the Guarantee Agreements, replacing Precision, effective the Closing. If the other party to the Guarantee Agreements shall not release Precision, Buyers shall nevertheless enter into guarantee agreements, substantially in the form of the Guarantee Agreements, by the Closing, and Buyers hereby agree to hold Precision harmless of any Damages which it may suffer arising from the enforcement of the Guarantee Agreements in respect of events arising after the Closing Date.

    7.   CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE

    Buyers' obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

    7.1  ACCURACY OF REPRESENTATIONS

    (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

    (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

    7.2  SELLERS' PERFORMANCE

    (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

    (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

    7.3  CONSENTS

    Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

    7.4  ADDITIONAL DOCUMENTS

    Each of the following documents must have been delivered to Buyers:

    (a) an opinion of Elliot N. Konopko, Esq., dated the Closing Date, in the form of Exhibit 7.4(a);

    (b) estoppel certificates executed on behalf of the lessor of 2037 Southwest Blvd., dated as of a date not more than five days prior to the Closing Date; and

    (c) such other documents as Buyers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

    7.5  NO PROCEEDINGS

    Since the date of this Agreement, there must not have been commenced or Threatened against Buyers, or against any Person affiliated with Buyers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

    7.6  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

    There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

    7.7  NO PROHIBITION

    Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyers or any Person affiliated with Buyers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

    7.8  FINANCING

    Buyers must receive sufficient funds from its lender pursuant to the commitment letter attached hereto as Exhibit 7.8 to fund the Purchase Price, including the Adjustment Amount.

    7.9  RELEASE OF LIENS

    Sellers must cause its lenders to release all liens on the assets of the Company and cancel all related agreements involving obligations of the Company.

    8.   CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

    Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

    8.1  ACCURACY OF REPRESENTATIONS

    (a) All of Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

    (b) Buyers' representation and warranty in Sections 4.2(b)(vi) and 4.2(c) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the representation and warranty.

    8.2  BUYERS' PERFORMANCE

    (a) All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

    (b) Buyers must have delivered each of the documents required to be delivered by Buyers pursuant to Section 2.4 and must have made the cash payment required to be made by Buyers pursuant to Section 2.4(b)(i) and each of the other covenants and obligations in Sections 6.1 and 6.2 must have been performed and complied with in all respects.

    8.3  CONSENTS

    Each of the Consents identified in Part 4.2 and Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

    8.4  ADDITIONAL DOCUMENTS

    Buyers must have caused the following documents to be delivered to Sellers:

    (a) an opinion of Morrison & Hecker L.L.P., dated the Closing Date, in the form of Exhibit 8.4(a); and

    (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyers, (iii) evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

    8.5  NO INJUNCTION

    There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyers, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

    8.6  NO PROCEEDINGS

    Since the date of this Agreement, there must not have been commenced or Threatened against Sellers, or against any Person affiliated with Sellers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

    8.7  NO PROHIBITION

    Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Sellers or any Person affiliated with Sellers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

    8.8  BUYERS' FINANCING

    Sellers shall be satisfied with the terms of Buyers' financing in connection with the Contemplated Transactions.

    9.   TERMINATION

    9.1  TERMINATION EVENTS


    This Agreement may, by notice given prior to or at the Closing, be terminated:

    (a) by either Buyers or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

    (b)  subject to Section 10.11, (i) by Buyers if any of the conditions in
Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied on or before the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

    (c)  by mutual consent of Buyers and Sellers; or

    (d) by either Buyers or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the close of business Kansas City time on December 6, 1996, or such later date as the parties may agree upon.

    9.2  EFFECT OF TERMINATION

    Subject to Section 10.11, each party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

    10.  INDEMNIFICATION; REMEDIES

    10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

    Except as otherwise specifically set forth herein, (i) all representations and warranties contained in this Agreement the Disclosure Letter, or in any Sellers' Closing Documents or Buyers' Closing Documents will survive the Closing and continue in effect for a period of eighteen months after the date hereof, and (ii) all covenants, agreements and obligations contained in this Agreement or in any Sellers' Closing Documents or Buyers' Closing Documents shall continue in effect until such time as such covenants, agreements and obligations are performed or satisfied in accordance with their terms. Except as provided in
Section 4.7, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Subject to Section 10.11, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

    10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

    Sellers, jointly and severally, will indemnify and hold harmless Buyers, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

    (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

    (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(iii) as having caused the condition specified in
Section 7.1 not to be satisfied;

    (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

    (d) any product shipped or manufactured by, or any services provided by, any Acquired Company at any time during the two years prior to the Closing Date;

    (e)  (OMITTED); or

    (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

provided that any Damages shall be calculated net of any reserves in respect of such Damages required to be reserved against as a liability on the Closing Date Balance Sheet.

    10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--ENVIRONMENTAL
         MATTERS

    In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyers, the Company, and the other Buyer Indemnified Persons for, and will pay to Buyers, the Company, and the other Buyer Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

    (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)
(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted at any time on or prior to the Closing Date by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

    (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

    (c)  Sellers' indemnification obligations under this Section 10.3 and under
Section 10.2 to the extent such obligations relate to environmental matters shall apply only to the extent such Environmental, Health and Safety Liabilities or Damages result from the acts or omissions of the Acquired Companies prior to the Closing Date. Sellers shall have no indemnification obligations under this
Section 10.3 and under Section 10.2 to the extent such obligations relate to environmental matters for Environmental, Health and Safety Liabilities or Damages directly attributable to the following Areas of Concern or potential environmental concerns (collectively, the "AOCs") identified in the letter report, dated April 17, 1996, from Enviro-Sciences, Inc. to Elliot N. Konopko ((i) AOC1 (the bare soil area) at the Facility located at 2019 Southwest Boulevard, Wichita, Kansas, and (ii) AOC1 (the courtyard area) at the Facility located at 925 W. Harry Street, Wichita, Kansas) or any AOCs in the environmental matters reports initiated by Buyers or its financing sources. Any Environmental, Health and Safety Liabilities or Damages shall be calculated net of any reserves in respect of such Environmental, Health and Safety Liabilities and Damages required to be reserved against as a liability on the Closing Balance Sheet.

    (d) Sellers shall have no indemnification obligations for Environmental, Health and Safety Liabilities pursuant to this Section 10.3 or Damages related to environmental matters pursuant to Section 10.2 unless such Environmental, Health and Safety Liabilities or Damages are actually expensed or incurred, or are the subject of a claims notice pursuant to Section 10.9 below, by a Buyer Indemnified Person on or before the third anniversary of the Closing Date.

    (e) The Buyer Indemnified Person's rights with respect to Environmental, Health and Safety Liabilities pursuant to Section 10.3 or Damages related to environmental matters pursuant to Section 10.2 shall be reduced to the extent that actions undertaken by it are not conducted in a Commercially Reasonably Manner and such actions (A) increase the amount of Environmental Health and Safety Liabilities or Damages, or (B) result in Environmental, Health and Safety Liabilities or Damages, which but for such actions would not have been expended or incurred. "Commercially Reasonable Manner" shall be determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance (based on reasonable reliance on the advance of expert third-party consultants or counsel) with Environmental Law or to avoid or mitigate a loss or liability or potential loss or liability with respect to Environmental Law. Sellers' indemnification obligations pursuant to Section 10.3 with respect to any Environmental,

Health and Safety Liabilities and pursuant to Section 10.2 with respect to Damages relating to environmental matters shall be reduced to the extent that any act, omission or negligence of any of the Buyer Indemnified Persons (or their agents) on or after the Closing Date adversely affects such obligations.

    (f)  Sellers shall have no indemnification obligations pursuant to Section
10.3 with respect to any Environmental, Health and Safety Liabilities and pursuant to Section 10.2 with respect to Damages relating to environmental matters resulting, in whole or in part, from any disclosure, report, communication (whether oral or written) from any of the Buyer Indemnified Persons (or their agents) to any Governmental Body or other third party ("Notification"), unless such Notification was required by Environmental Law at the time it was made. The Buyer Indemnified Persons (or their agents) shall provide notice to Sellers seven days prior to any Notification; provided, however, that in the event any such Notification is necessary to abate promptly any immediate threat to human health or the environment. Notification to Sellers shall be by telephone or similar means at the earliest possible opportunity.

    Buyers will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3. Buyers will give Sellers prompt notice of any claim that is not for monetary damages.

    10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYERS

    Buyers, and after the Closing, the Company, jointly and severally, will indemnify and hold harmless Sellers and their respective Representatives, stockholders, controlling persons and affiliates (collectively, "Seller Indemnified Persons"), and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyers in this Agreement or in any Buyers Closing Document, (b) any Breach by Buyers of any covenant, agreement or obligation of Buyers in this Agreement or any Buyers Closing Document, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

    10.5 TIME LIMITATIONS

    Subject to the next sentence hereof, the representations and warranties contained in Section 3.3 shall survive the Closing without limitation; the representations and warranties contained in Section 3.4 shall survive the Closing and terminate at such time as the Purchase Price is required to be finally determined under the terms of this Agreement; the representations and warranties relating to owned real property interests contained in Section 3.6 and the representations and warranties contained in Section 3.12 shall terminate sixty days after Closing; the representations and warranties contained in

Section 3.11 and 3.13 shall survive the Closing until thirty days after the closing of the applicable statute of limitations, if any, to which such representations and warranties relate. To the extent a written notice asserting a claim for breach of any representation or warranty shall have been given prior to its date of expiration to the party which made such representation or warranty, such representation and warranty shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the damages or expenses resulting from such breach has been finally determined at the time the notice is given, if, but only if, in the case of any claim made by Buyers other than by reason of a third party claim, (i) some damages or expense shall have been incurred in good faith at or prior to the date of such notice, or (ii) a reserve would be required to be provided on a balance sheet prepared in accordance with GAAP.

    10.6 LIMITATIONS ON AMOUNT--SELLERS

    Sellers will have no liability (for indemnification or otherwise) until the total of all Damages exceeds $200,000 at which point Sellers shall be responsible only for Damages in excess of $200,000. However, this Section 10.6 will not apply to (i) any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches or (ii) Sellers' obligations pursuant to Section
2.6 and 2.7 hereof.

    10.7 LIMITATIONS ON AMOUNT--BUYERS

    Buyers will have no liability (for indemnification or otherwise) until the total of all Damages exceeds $200,000 at which point Buyers shall be responsible only for Damages in excess of $200,000. However, this Section 10.7 will not apply to (i) any Breach of any of Buyers' representations and warranties of which Buyers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyers of any covenant or obligation, and Buyers will be liable for all Damages with respect to such Breaches or (ii) Buyers' obligations pursuant to Sections 2.6 and 2.7 hereof.

    10.8 LIMITATIONS ON CLAIMS--BUYERS AND SELLERS

    In case any event shall occur which would otherwise entitle any party to assert any claim for indemnification hereunder, no Damages or Environmental, Health and Safety Liabilities shall be deemed to have been sustained by such party to the extent of (a) any Tax savings actually realized by such party with respect thereto, or (b) any proceeds actually received by such party from any insurance policies with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery. The indemnification provisions of this Section 10 shall be the sole and exclusive remedy of the parties against one another with respect to any Damage (including Damages resulting from Environmental, Health and Safety Liabilities) suffered by the parties hereto.

    10.9 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

    (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section
10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

    (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

    (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding will adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent.

    (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified

Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

    10.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

    10.11 NOTWITHSTANDING PROVISION

    Notwithstanding anything to the contrary contained herein, Sellers may, at any time prior to the Closing, deliver to Buyers in writing one or more supplements to the Disclosure Letter and inform Buyers in writing of any Breach of any of Sellers' representations and warranties, covenants, obligations or other agreements contained in this Agreement. Notwithstanding anything to the contrary contained herein, including without limitation, Sections 9, 10 and 11.1 hereof and the last sentence of Section 2.3 hereof:

    (a) in the event any of the conditions precedent to Buyers' obligation to close contained in Section 7 hereof (including, without limitation, Sections 7.1 and 7.2 (other than as a result of a failure by Sellers to comply with its obligations under Sections 5.7 and 11.2)) shall not be satisfied prior to the close of business, Kansas City time, on December 6, 1996, for any reason (with respect to each such failure of a condition to be satisfied, a "Failure of Condition"), including, without limitation, a Breach of any of Sellers' representations and warranties, covenants, obligations or other agreements contained in this Agreement (as in effect on the date hereof determined before giving effect to any disclosure made pursuant to the immediately preceding sentence), then unless Buyers shall have waived in writing each such Failure of Condition and the Closing shall occur prior to the close of business, Kansas City time, on December 6, 1996 (A) Buyers shall have no remedy or claim for Damages under this Agreement or otherwise, and (B) this Agreement shall immediately terminate without liability to the parties hereto and each party shall pay its own expenses arising from the negotiation and execution of this Agreement and the Contemplated Transactions; and

    (b) If Buyers shall deliver to Sellers prior to the Closing a written waiver of each Failure of Condition and the Closing shall occur prior to the close of business, Kansas City time, on December 6, 1996, then, from and after the Closing, Sellers' representations and warranties, covenants, obligations and other agreements contained herein (other than Sections 3.3, 5.7 and 11.2 hereof) shall be deemed to be amended as of the date of this Agreement and as of the Closing Date to the extent necessary to render them consistent with disclosures made pursuant to the first sentence of this Section 10.11; and

    (c) If, prior to the Closing, (A) Buyers shall deliver to Sellers a written waiver of each Failure of Condition, (B) all other conditions precedent to Buyers' obligation to close shall be satisfied or waived by Buyers, and (C) Sellers shall fail to close by the close of business, Kansas City time, on December 6, 1996 and such failure is in violation of Sellers' obligation to close under this Agreement, the Sellers shall pay Buyers, within five business days thereafter, as Buyers' liquidated damages and

Buyers' sole and exclusive remedy under this Agreement or otherwise, an amount equal to the sum of (x) Buyers' reasonable out-of-pocket expenses incurred in connection with the negotiation and execution of the Agreement and the Contemplated Transaction, up to a maximum of $75,000, and (y) $200,000, and this Agreement shall immediately terminate without liability to the parties hereto.

    11.  GENERAL PROVISIONS

    11.1 EXPENSES

    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

    11.2 PUBLIC ANNOUNCEMENTS

    Neither Sellers nor Buyers shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law or the rules of the NASD or any applicable stock exchange. If a public statement is required to be made by law or the rules of the NASD or any applicable stock exchange, the parties shall consult with each other in advance as to the contents and timing thereof.

    11.3 JOINT AND SEVERAL

    The obligations of each Buyer are joint and several and the obligations of each Seller are joint and several.

    11.4 NOTICES

    All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Federal Express or another nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:         VERNITRON CORPORATION

Attention:         Stephen W. Bershad, Chairman and CEO

Facsimile No.:   212-754-6348

with a copy to:  Elliot N. Konopko, Vice President and General Counsel

Facsimile No.:   212-754-6348

Buyers:          TRU-CIRCLE CORPORATION

Attention:         Stanley S. Smeltzer, President

Facsimile No.:   316-941-9623

with a copy to:  Morrison & Hecker, L.L.P.

Attention:         Kip A. Wiggins, Esq.

Facsimile No.:   816-474-4208

    11.5 JURISDICTION; SERVICE OF PROCESS

    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Kansas, County of Sedgwick, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Kansas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

    11.6 FURTHER ASSURANCES

    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

    11.7 WAIVER

    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement, the Sellers' Closing Documents or the Buyers' Closing Documents, or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Sellers' Closing Documents or the Buyers' Closing Documents or the documents referred to in this Agreement.



    11.8 ENTIRE AGREEMENT AND MODIFICATION

    This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyers and Sellers dated September 19, 1996) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The Confidentiality Agreement executed by the parties shall remain in effect if the Closing does not occur. No party is relying on any representations and warranties, except as set forth in this Agreement, the Disclosure Letter, Sellers' Closing Documents or Buyers' Closing Documents.

    11.9 DISCLOSURE LETTER

    (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

    (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

    11.10     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

    Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyers may assign any of their rights under this Agreement to any Subsidiary of Buyers so long as (a) the representations and warranties of Buyers made herein are equally true of such assignee and (b) such assignment does not have any adverse consequences to Sellers or any of their affiliates (including, without limitation, any adverse Tax consequences), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyers of their obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

    11.11     SEVERABILITY

    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

    11.12     SECTION HEADINGS, CONSTRUCTION

    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All references to "herein" or "hereof" shall mean this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    11.13     GOVERNING LAW

    This Agreement will be governed by the laws of the State of Kansas without regard to conflicts of laws principles.

    11.14     COUNTERPARTS

    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYERS:                                     SELLERS:

TRU-CIRCLE CORPORATION                      VERNITRON CORPORATION

By:__________________________________       By:_____________________________
   Stanley S. Smeltzer, President              _____________________________

TRU-CIRCLE MANUFACTURING, INC.              PRECISION AEROTECH, INC.


By:__________________________________       By:_____________________________
   Stanley S. Smeltzer, President              _____________________________